Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth Financial Corporation	Edward J. Lipkus III, Executive Vice President and Chief Financial Officer First Commonwealth Financial Corporation (724) 349-7220
DATE:	October 18, 2007

First Commonwealth Announces Third Quarter 2007 Financial Results

Quarterly Net Interest Margin Continues to Improve;

Opens Loan Production Office This Year

Indiana, PA., October 18, 2007—First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today the financial results for the third quarter ended September 30, 2007.

Third Quarter Results

First Commonwealth reported third quarter 2007 net income of $12.2 million or $0.17 per diluted share compared to $15.4 million or $0.22 per diluted share in the same period last year. The decrease of $3.2 million in net income was due to lower net interest income, higher non-interest expenses and an $834 thousand after tax gain on extinguishment of debt recorded during the third quarter of 2006. The return on average equity and average assets was 8.59% and 0.85%, respectively, compared to 11.29% and 1.02% for the prior year period.

Significant developments during the third quarter include:

•	Net interest margin improved both quarterly and year to date.

•	First Commonwealth repurchased 1 million shares at an average price of $9.97 completing the share repurchase plan announced on May 15, 2007.

•	A new loan production office was opened in State College, PA.

•

Equipment Finance LLC (“EFI”) repurchased $1.1 million in loans previously classified as non-accrual in the second quarter of 2007. (See further discussion under “Credit Quality and Provision for Credit Losses.”)

Year to Date Results

First Commonwealth reported year to date net income as of September 30, 2007 of $34.6 million or $0.47 per diluted share compared to $40.6 million or $0.58 per diluted share in the same period last year. The decrease in net income was due to a decline in net interest income and higher non-interest expense partly offset by an increase in non-interest income and a lower provision for credit losses. The 2006 results also included a $1.0 million after tax gain on extinguishment of debt. The return on average equity and average assets was 8.08% and 0.80%, respectively, compared to 10.23% and 0.91% for the prior year period.

John J. Dolan, President and Chief Executive Officer stated, “We are pleased to show improvement in the net interest margin both quarterly and year to date. Our strategy to make First Commonwealth the financial services organization of First Choice in our marketplace continues and new products and services are being aligned with this strategy. We recently announced “FlexChoice,” a new home equity product, and we expect to implement improvements in the delivery of our services to small businesses in the fourth quarter.

We have made progress in our credit issues involving EFI and continue to work on improving our credit quality.”

Net Interest Income and Margin

Net interest income for the third quarter of 2007 decreased $2.1 million, or 5.1%, to $40.1 million from $42.3 million in the third quarter of 2006. The inverted yield curve continues to be a challenge. Maturities and pay downs of investment securities have been used primarily to reduce borrowings. This balance sheet positioning reduces interest-earning assets which results in lower net interest income but stabilizes the net interest margin. First Commonwealth may reevaluate its ability to reinvest these cash flows depending on changes in the present interest rate environment.

Net interest margin (net interest income as a percentage of average earning assets on a fully tax-equivalent basis) for the third quarter 2007 increased two basis points (0.02%) to 3.36%, compared with 3.34% in the corresponding period last year. Average investment securities decreased $215.9 million, or 12.5%, and average borrowings declined $515.5 million, or 40.4%, in the third quarter of 2007 compared to the same period in 2006.

Net interest margin increased three basis points (0.03%) for the nine months ended September 30, 2007 compared to the prior year period. This improvement was due to the balance sheet positioning described above.

Non-Interest Income

Non-interest income for the third quarter of 2007 decreased $177 thousand, or 1.4%, to $12.2 million from $12.4 million in the third quarter of 2006. Increases in non-interest income during the third quarter of 2007 as detailed below were overshadowed by a $1.3 million gain on extinguishment of debt during the third quarter of 2006. Excluding this 2006 gain, non-interest income increased $1.1 million or 10.0%.

During the third quarter of 2007, service charges on deposit accounts increased $248 thousand or 5.7% and card related interchange income increased $256 thousand or 18.3% due to a larger customer base, higher volume and changes in fee structures. Insurance commissions increased $263 thousand or 32.8% due to higher sales.

For the nine months ended September 30, 2007, non-interest income increased $2.3 million or 6.8% mainly due to the reasons noted above for the three month period ended September 30, 2007 and the inclusion of a $550 thousand gain from the sale of First Commonwealth’s municipal bond servicing business during the second quarter of 2007. This business generated annual trust income of approximately $100 thousand, net of expenses.

Non-Interest Expense

Total non-interest expense for the third quarter of 2007 increased $3.0 million, or 9.1%, to $36.5 million from $33.4 million in the corresponding quarter last year. Salaries and employee benefits increased $711 thousand or 4.0% due to the Laurel acquisition and merit salary increases. Net occupancy expenses increased $630 thousand or 22.1% due to branch expansion and building repairs and maintenance. The $199 thousand increase in intangible amortization expense was a result of the Laurel acquisition. Other operating expense increased $1.1 million or 16.2% mainly due to costs associated with strategic marketing initiatives and other professional fees.

Non-interest expense increased $8.9 million or 8.7% for the nine months ended September 30, 2007 compared to the prior year period primarily due to the same reasons noted above for the three months ended September 30, 2007 and $1.0 million of expenses recorded in connection with separation agreements with former executives of the company.

Income Tax

Income tax expense decreased $1.4 million for the third quarter of 2007 compared to the same period in 2006. First Commonwealth’s effective tax rate was 10.0% in the third quarter of 2007 compared to 15.4% in the same period in 2006. Nontaxable income and tax credits had a larger impact on the effective tax rate in 2007 due to a $4.6 million decline in pretax income compared to the third quarter of 2006.

For the nine months ended September 30, 2007, income tax expense decreased $3.9 million compared to the same period in 2006. The effective tax rate was 10.0% for the first nine months of 2007 compared to 16.0% for the same period in 2006 for the same reason described above.

Credit Quality and Provision for Credit Losses

Non-accrual loans increased $35.5 million to $50.2 million at September 30, 2007 compared to $14.7 million at September 30, 2006. This increase was mainly due to a $30 million commercial credit relationship that was placed on non-accrual during the second quarter of 2007. This credit relationship had been monitored since the second quarter of 2006 when management disclosed that this credit had experienced deterioration. This credit relationship was previously classified as sub-standard and management has established reserves to cover expected losses. Loans past due in excess of 90 days and still accruing decreased $619 thousand or 4.3% to $13.7 million compared to September 30, 2006.

In 2006, First Commonwealth purchased $7.0 million in loans from Equipment Finance LLC (“EFI”); a division of Sterling Financial Corporation of Lancaster, Pennsylvania (“Sterling”). EFI provides commercial financing for the soft pulp logging and land-clearing industries, primarily in the southeastern United States. On April 19, 2007, Sterling announced that it had commenced an investigation into financial irregularities related to certain financing contracts at EFI. During the third quarter of 2007, EFI repurchased eight of these loans for approximately $1.1 million. At September 30, 2007, the remaining balance in this portfolio was $4.7 million, of which $3.1 million was classified as non-accrual. Loans in this portfolio totaling $739 thousand were classified by First Commonwealth as non-accrual during the third quarter of 2007.

The provision for credit losses for the third quarter of 2007 decreased $742 thousand to $2.3 million from the $3.0 million reported in the third quarter of 2006. The provision was higher in 2006 primarily due to the large commercial credit discussed above that experienced deterioration during the second quarter in 2006. Management continues to monitor credit quality and rapidly respond to credit issues.

First Commonwealth’s allowance for loan loss methodology resulted in a $7.7 million provision for credit losses for the first nine months of 2007 which exceeded net charge-offs by $562 thousand and was $554 thousand less than the provision for credit losses for the nine month period of 2006 mainly due to the reasons noted above for the three months ended September 30, 2007.

Management believes that the allowance for credit losses is at a level deemed sufficient to absorb losses inherent in the loan portfolio at September 30, 2007.

First Commonwealth is not a participant or underwriter in the sub-prime mortgage loan marketplace and therefore does not have any exposure to sub-prime mortgage loans in its loan or investment portfolio. All Mortgage Backed Securities are AAA rated and backed by U.S. Government agencies.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.7 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 111 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategic initiatives on First Commonwealth’s future financial performance, the adequacy of First Commonwealth’s allowance for credit losses and the effect of the interest rate environment on First Commonwealth’s future investment activities. Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations and are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include among other things:

•	adverse changes in the economy or business conditions, either nationally or in First Commonwealth’s market areas, which could increase credit-related losses and expenses and/or limit growth;

•	increases in defaults by borrowers and other delinquencies, which could result in an increased provision for losses on loans and related expenses;

•	fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

•

changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations;

•	the inability to successfully execute First Commonwealth’s strategic growth initiatives, which could limit future revenue and earnings growth; and

•	other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
	(dollars in thousands, except share data)
Interest Income
Interest and fees on loans	$63,737	$64,575	$190,463	$183,376
Interest and dividends on investments:
Taxable interest	14,259	16,859	45,293	51,610
Interest exempt from Federal income taxes	3,424	3,215	10,222	9,664
Dividends	753	776	2,206	2,166
Interest on Federal funds sold	57	17	83	76
Interest on bank deposits	8	15	29	39

Total interest income	82,238	85,457	248,296	246,931

Interest Expense
Interest on deposits	33,786	28,254	98,243	76,820
Interest on short-term borrowings	1,977	7,338	9,623	20,324

Interest on subordinated debentures	2,130	2,134	6,370	6,285
Interest on other long-term debt	4,211	5,453	12,836	18,484

Total interest on long-term debt	6,341	7,587	19,206	24,769

Total interest expense	42,104	43,179	127,072	121,913

Net Interest Income	40,134	42,278	121,224	125,018
Provision for credit losses	2,296	3,038	7,690	8,244

Net Interest Income after provision for credit losses	37,838	39,240	113,534	116,774

Non-Interest Income
Net securities gains	16	5	771	87
Trust income	1,517	1,482	4,453	4,357
Service charges on deposit accounts	4,609	4,361	13,291	12,374
Gain on extinguishment of debt	0	1,283	0	1,553
Insurance commissions	1,064	801	2,651	2,115
Income from bank owned life insurance	1,534	1,451	4,544	4,240
Card related interchange income	1,654	1,398	4,773	4,087
Other operating income	1,819	1,609	5,557	4,939

Total non-interest income	12,213	12,390	36,040	33,752

Non-Interest Expense
Salaries and employee benefits	18,401	17,690	57,273	54,282
Net occupancy expense	3,475	2,845	10,226	9,032
Furniture and equipment expense	3,243	2,998	8,874	8,680
Advertising expense	475	417	1,910	1,109
Data processing expense	942	903	2,821	2,518
Pennsylvania shares tax expense	1,439	1,349	4,323	4,057
Intangible amortization	857	658	2,597	1,789
Other operating expenses	7,648	6,582	23,108	20,790

Total non-interest expense	36,480	33,442	111,132	102,257

Income before income taxes	13,571	18,188	38,442	48,269
Applicable income taxes	1,352	2,796	3,840	7,713

Net Income	$12,219	$15,392	$34,602	$40,556

Average Shares Outstanding	72,589,329	70,875,018	72,959,307	70,004,534
Average Shares Outstanding Assuming Dilution	72,705,753	71,177,930	73,128,040	70,382,511
Per Share Data:
Basic Earnings Per Share	$0.17	$0.22	$0.47	$0.58
Diluted Earnings Per Share	$0.17	$0.22	$0.47	$0.58
Cash Dividends Declared per Common Share	$0.17	$0.17	$0.51	$0.51

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	September 30, 2007	December 31, 2006
	(dollars in thousands, except share data)
Assets
Cash and due from banks	$86,499	$95,134
Interest-bearing bank deposits	1,060	985
Securities available for sale, at market value	1,460,909	1,644,690
Securities held to maturity, at amortized cost, (Market value $74,019 in 2007 and $80,156 in 2006)	73,024	78,501
Loans:
Portfolio loans	3,660,153	3,783,874
Unearned income	(30)	(57)
Allowance for credit losses	(43,210)	(42,648)

Net loans	3,616,913	3,741,169

Premises and equipment, net	70,133	68,901
Other real estate owned	1,803	1,507
Goodwill	159,956	160,366
Amortizing intangibles, net	14,272	16,869
Other assets	237,527	235,794

Total assets	$5,722,096	$6,043,916

Liabilities
Deposits (all domestic):
Noninterest-bearing	$522,810	$522,451
Interest-bearing	3,811,133	3,803,989

Total deposits	4,333,943	4,326,440

Short-term borrowings	237,734	500,014
Other liabilities	44,156	52,681

Subordinated debentures	108,250	108,250
Other long-term debt	435,781	485,170

Total long-term debt	544,031	593,420

Total liabilities	5,159,864	5,472,555

Shareholders' Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0
Common stock, $1 par value per share, 100,000,000 shares authorized; 75,100,431 shares issued and 73,086,247 shares outstanding in 2007; 75,100,431 shares issued and 73,916,377 shares outstanding in 2006	75,100	75,100
Additional paid-in capital	207,310	208,313
Retained earnings	319,472	322,415
Accumulated other comprehensive loss, net	(6,736)	(7,914)
Treasury stock (2,014,184 and 1,184,054 shares at September 30, 2007 and December 31, 2006, respectively, at cost)	(22,814)	(14,953)
Unearned ESOP shares	(10,100)	(11,600)

Total shareholders' equity	562,232	571,361

Total liabilities and shareholders' equity	$5,722,096	$6,043,916

Book value per share	$7.69	$7.73
Market value per share	$11.06	$13.43

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Loans by Categories (dollars in thousands)

	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
Commercial, financial, agricultural and other	$901,679	$866,590	$854,843	$861,427	$831,040
Real estate—construction	143,680	123,844	101,719	92,192	87,050
Real estate—residential	1,268,313	1,288,089	1,312,389	1,346,503	1,374,613
Real estate—commercial	865,389	899,669	914,389	935,635	948,914
Loans to individuals	480,956	496,228	519,711	547,253	575,948
Leases, net of unearned income	136	305	494	864	1,281

Gross loans and leases	3,660,153	3,674,725	3,703,545	3,783,874	3,818,846
Unearned income	(30)	(37)	(47)	(57)	(70)

Total loans and leases net of unearned income	$3,660,123	$3,674,688	$3,703,498	$3,783,817	$3,818,776

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at September 30,

(dollars in thousands)

	2007			2006
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$526	$8	5.62%	$3,684	$15	1.60%
Tax-free investment securities	301,648	3,424	6.93%	280,926	3,215	6.98%
Taxable investment securities	1,210,048	15,012	4.92%	1,446,629	17,635	4.84%
Federal funds sold	4,412	57	5.20%	1,243	17	5.35%
Loans, net of unearned income (b)(c)(d)	3,653,196	63,737	7.12%	3,729,622	64,575	7.08%

Total interest-earning assets	5,169,830	82,238	6.59%	5,462,104	85,457	6.48%

Noninterest-earning assets:
Cash	79,514			80,791
Allowance for credit losses	(44,248)			(40,438)
Other assets	492,612			457,991

Total noninterest-earning assets	527,878			498,344

Total Assets	$5,697,708			$5,960,448

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$598,571	$2,705	1.79%	$596,874	$2,945	1.96%
Savings deposits (e)	1,097,321	6,459	2.34%	1,119,224	5,551	1.97%
Time deposits	2,121,318	24,622	4.61%	1,891,777	19,758	4.14%
Short-term borrowings	208,046	1,977	3.77%	606,140	7,338	4.80%
Long-term debt	553,158	6,341	4.55%	670,523	7,587	4.49%

Total interest-bearing liabilities	4,578,414	42,104	3.65%	4,884,538	43,179	3.51%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	521,935			503,611
Other liabilities	32,763			31,312
Shareholders' equity	564,596			540,987

Total noninterest-bearing funding sources	1,119,294			1,075,910

Total Liabilities and Shareholders' Equity	$5,697,708			$5,960,448

Net Interest Income and Net Yield on Interest-Earning Assets		$40,134	3.36%		$42,278	3.34%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Average balance includes loans held for sale in 2006.
(c)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(d)	Loan income includes loan fees.
(e)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Year To Date Average Balance Sheets and Net Interest Analysis at September 30,
	(dollars in thousands)
	2007			2006
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$568	$29	6.68%	$1,856	$39	2.80%
Tax-free investment securities	302,037	10,222	6.96%	281,099	9,664	7.07%
Taxable investment securities	1,289,083	47,499	4.93%	1,507,189	53,776	4.77%
Federal funds sold	2,128	83	5.23%	2,157	76	4.73%
Loans, net of unearned income (b)(c)(d)	3,694,124	190,463	7.10%	3,677,352	183,376	6.87%

Total interest-earning assets	5,287,940	248,296	6.56%	5,469,653	246,931	6.30%

Noninterest-earning assets:
Cash	82,229			78,257
Allowance for credit losses	(43,882)			(39,802)
Other assets	490,087			440,355

Total noninterest-earning assets	528,434			478,810

Total Assets	$5,816,374			$5,948,463

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (e)	$594,752	$7,980	1.79%	$578,556	$7,321	1.69%
Savings deposits (e)	1,117,308	19,013	2.28%	1,142,829	15,673	1.83%
Time deposits	2,112,628	71,250	4.51%	1,818,346	53,826	3.96%
Short-term borrowings	302,405	9,623	4.25%	610,216	20,324	4.45%
Long-term debt	570,439	19,206	4.50%	750,005	24,769	4.42%

Total interest-bearing liabilities	4,697,532	127,072	3.62%	4,899,952	121,913	3.33%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (e)	514,242			489,219
Other liabilities	31,719			29,018
Shareholders' equity	572,881			530,274

Total noninterest-bearing funding sources	1,118,842			1,048,511

Total Liabilities and Shareholders' Equity	$5,816,374			$5,948,463

Net Interest Income and Net Yield on Interest-Earning Assets		$121,224	3.35%		$125,018	3.32%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Average balance includes loans held for sale in 2006.
(c)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(d)	Loan income includes loan fees.
(e)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Asset Quality Data (dollars in thousands)
	For the Nine Months Ended September 30,
	2007	2006
Loans on non-accrual basis	$50,161	$14,707
Troubled debt restructured loans	150	163

Total nonperforming loans	$50,311	$14,870
Loans past due in excess of 90 days and still accruing	$13,677	$14,296
Loans outstanding at end of period	$3,660,123	$3,818,776
Average loans outstanding (a)	$3,694,124	$3,677,352
Allowance for credit losses	$43,210	$42,085
Nonperforming loans as a percentage of total loans	1.37%	0.39%
Net charge offs	$7,128	$6,243
Reduction in allowance for credit losses due to transfer of credit to held for sale	$0	$1,387
Net credit losses	$7,128	$7,630
Net credit losses as a percentage of average loans outstanding (annualized)	0.26%	0.28%
Allowance for credit losses as a percentage of average loans outstanding	1.17%	1.14%
Allowance for credit losses as a percentage of nonperforming loans	85.89%	283.02%
Other real estate owned	$1,803	$1,911

(a)	Includes average loans held for sale of $4.4 million in 2006.

	Profitability Ratios (dollars in thousands)
	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Return on average assets	0.85%	1.02%	0.80%	0.91%
Return on average equity	8.59%	11.29%	8.08%	10.23%
Efficiency ratio (FTE) (b)	65.17%	57.27%	66.01%	60.27%
Fully tax equivalent adjustment	$3,633	$3,724	$11,093	$10,902

(b)	Efficiency ratio is "total non-interest expense" as a percentage of total revenue.

Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total non-interest income."